Exhibit 3.8

ARTICLES OF AMENDMENT

TO

THE CHARTER

OF

TEAM HEALTH, INC.

To the Secretary of State of Tennessee:

Pursuant to the Tennessee Code Annotated Section 48-20-106, the undersigned corporation adopts the following Articles of Amendment to its Charter:

1. The name of the corporation is Team Health, Inc. (the “Corporation”).

2. The text of the Amendment adopted is as follows:

ARTICLE II

A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 12,200,000 shares, consisting of:

(1) 200,000 shares of Class A Preferred Stock, $.01 par value per share (“Class A Preferred Stock”); and

(2) 12,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”).

The shares of Class A Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A, B or C of this ARTICLE II are defined in Part D.

B. CLASS A PREFERRED STOCK

Section 1. Dividends.

(a) General Obligation. When and as declared by the Corporation’s board of directors and to the extent permitted under the Tennessee Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred Stock as provided in this Section 1. Dividends on each share of the Class A Preferred Stock shall accrue on a daily basis at the rate of 10.0% per annum of the sum of (x) the Liquidation Value thereof plus (y) all dividends which have accumulated thereon pursuant to Section 1(b) below (and are then unpaid) from and including the date of issuance of such Class A Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Value of such Class A Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Class A Preferred Stock by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Class A Preferred Stock shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Class A Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Class A Preferred Stock.

(b) Dividend Reference Dates. To the extent not paid on the last day of each March, June, September and December, beginning June 30, 1999 (the “Dividend Reference Dates”), all dividends which have accrued on each share of Class A Preferred Stock outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Class A Preferred Stock until paid to the holder thereof.

(c) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Class A Preferred Stock held by each such holder.

Section 2. Priority of Class A Preferred Stock on Dividends and Redemptions.

So long as any Class A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with arrangements and agreements which have been approved by the Corporation’s board of directors.

Section 3. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Class A Preferred Stock held by such holder (plus all accrued and unpaid dividends as determined by Section 1 of this Article II), and the holders of Class A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Class A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Preferred Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Class A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Class A Preferred Stock and each share of Common Stock in connection with such liquidation, dissolution or winding up.

Section 4. Redemptions.

(a) Scheduled Redemption. The Corporation shall redeem all of the outstanding shares of Class A Preferred Stock on December 31, 2009 (the “Scheduled Redemption Date”), at a price per share of Class A Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

(b) Optional Redemptions. The Corporation may at any time and from time to time redeem all or any portion of the Class A Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per share of Class A Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

(c) Redemption in Connection With Public Offering. The Corporation shall, at the request (by written notice given to the Corporation) of the holders of a majority of the shares of Class A Preferred Stock, apply the net cash proceeds from any Public Offering remaining after repayment of any indebtedness and deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem Class A Preferred Stock at a price per share of Class A Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation’s receipt of such proceeds.

(d) Redemption in Connection With Sale of the Corporation. If a Sale of the Corporation has occurred or the Corporation obtains knowledge that a Sale of the Corporation is proposed to occur, the Corporation shall give prompt written notice of such Sale of the Corporation describing in reasonable detail the material terms and date of consummation thereof to each holder of Class A Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Sale of the Corporation, and the Corporation shall give each holder of Class A Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the shares of Class A Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Class A Preferred Stock at a price per share of Class A Preferred Stock equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) five days prior to the consummation of the Sale of the Corporation (the “Notice Date”). The Corporation shall give prompt written notice of any such election to all other holders of Class A Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Notice Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Class A Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Class A Preferred Stock specified therein on the later of (a) the occurrence of the Sale of the Corporation or (b) five days after the Corporation’s receipt of such election(s). If any proposed Sale of the Corporation does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Class A Preferred Stock may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

(e) Redemption Payments. For each share of Class A Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Class A Preferred Stock) an amount in immediately available funds equal to the Liquidation Value of such Class A Preferred Stock (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Class A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Class A Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Class A Preferred Stock pro rata among the holders of the Class A Preferred Stock to be redeemed based upon the aggregate Liquidation Value of such Class A Preferred Stock held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Class A Preferred Stock, such funds shall immediately be used to redeem the balance of the Class A Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(f) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class A Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of shares of Class A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Class A Preferred Stock shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Class A Preferred Stock.

(g) Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of shares of Class A Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares of Class A Preferred Stock determined by multiplying the total number of shares of Class A Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total Liquidation Value of the shares of Class A Preferred Stock then held by such holder (plus all accrued and unpaid dividends thereon) and the denominator of which shall be the total Liquidation Value of the shares of Class A Preferred Stock then outstanding (plus all accrued and unpaid dividends thereon).

(h) Dividends After Redemption Date. No Class A Preferred Stock shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Class A Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder of such Class A Preferred Stock. On such date, all rights of the holder of such Class A Preferred Stock shall cease, and such Class A Preferred Stock shall no longer be deemed to be issued and outstanding.

Section 5. Voting Rights.

Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred Stock shall have no voting rights; provided that each holder of Class A Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

Section 6. Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of this Part B without the prior written consent of the holders of a majority of the shares of Class A Preferred Stock outstanding at the time such action is taken.

C. COMMON STOCK

Section 1. Voting Rights. Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

Section 2. Dividends. When and as declared by the Corporation’s board of directors and to the extent permitted under the Tennessee Business Corporation Act, the Corporation shall pay, whether in cash, property or securities of the Corporation, dividends to the holders of the Common Stock. The holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Class A Preferred Stock.

Section 3. Liquidation. Subject to the provisions of the Class A Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Amendment and Waiver. No amendment, modification, or waiver shall be binding or effective with respect to any provision of this Part C without the prior written consent of the holders of a majority of the shares of Common Stock outstanding at the time such action is taken.

D. MISCELLANEOUS

Section 1. Definitions.

The following terms shall have the meanings specified:

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class A Preferred Stock.

“Liquidation Value” of any share of Class A Preferred Stock as of any particular date shall be equal to $1,000.00 per share.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means an initial public offering and sale of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time.

“Redemption Date” as to any share of Class A Preferred Stock means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Class A Preferred Stock (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Sale of the Corporation” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Corporation by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s board of directors which Person or group of Persons differs from those possessing such voting power immediately prior to such sale, transfer or issuance, or series of sales, transfers and/or issuances and (ii) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business); provided, however, that the sale of Team Health, Inc. (the “Company”) to Team Health Holdings, L.L.C. (the “Purchaser”) pursuant to that certain Recapitalization Agreement, dated January 25, 1999, by and among the Company, MedPartners, Inc., Pacific Physician Services, Inc. and the Purchaser shall not be deemed a Sale of the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 2. Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Class A Preferred Stock and Common Stock. Upon the surrender of any certificate representing shares of Class A Preferred Stock or Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 3. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Class A Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 4. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

3. Pursuant to the provisions of Tennessee Code Annotated Section 48-11-304, this Amendment shall be deemed effective as of 9:00 a.m. eastern standard time on March 12, 1999.

4. This Amendment was duly adopted by the shareholder of the Corporation on March 11, 1999.

Dated: March 11, 1999

TEAM HEALTH, INC.

By:	/s/ Illegible
Its:	President

ARTICLES OF AMENDMENT TO THE CHARTER

OF

TEAM HEALTH GROUP, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.	The name of the Corporation is Team Health Group, Inc.

2.	The text of the amendment adopted is as follows:

Article I of the Charter of Team Health Group, Inc. is hereby deleted in its entirety and the following inserted in lieu thereof:

I. The name of the corporation is TEAM HEALTH, INC.

3.	The Corporation is a for-profit corporation.

4.	The amendment was duly adopted by the Board of Directors of the Corporation as of the 7th day of March, 1997, and pursuant to Section 48-20-102 of the Tennessee Business Corporation Act, does not require shareholder approval.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of March, 1997.

3/7/97	TEAM HEALTH GROUP, INC.
Signature Date	Name of Corporation

Vice President	/s/ Harold O. Knight, Jr.
Signer’s Capacity	Signature

Harold O. Knight, Jr.
Name (typed or printed)

CHARTER OF

TEAM HEALTH GROUP, INC.

ARTICLE I

The name of the corporation is Team Health Group, Inc.

ARTICLE II

The address of the corporation’s registered office in this state, and the name of its registered agent at such address is:

The Corporation Trust Company

530 Gay Street

Knox County

Knoxville, Tennessee 37902

ARTICLE III

The address of the corporation’s principal office is:

1900 Winston Road

Third Floor

Knoxville, Tennessee 37919

ARTICLE IV

The corporation is for profit.

ARTICLE V

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Tennessee Business Corporation Act, as amended (“Act”).

ARTICLE VI

The total number of shares of all classes of stock that the corporation shall have authority to issue is 10,588,000 shares, of which 588,000 shares shall be designated as Class A Preferred Stock, of the par value of $1.00 per share, and 10,000,000 shares shall be designated as Common Stock, of the par value of $.10 per share.

Class A Preferred Stock

1.	Dividends.

The holders of shares of Class A Preferred Stock shall not be entitled to receive any dividends with respect to the Class A Preferred Stock.

2.	Voting Rights.

Except as otherwise provided by law, the shares of Class A Preferred Stock shall not have any voting rights, either general or special, except that:

a. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of the Class A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of shares of Class A Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Charter of the corporation or of any amendment thereto which would adversely affect the preferences, rights, powers or privileges of the Class A Preferred Stock;

b. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of the Class A Preferred Stock and all other series of preferred stock ranking on a parity with shares of the Class A Preferred Stock, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of shares of the Class A Preferred Stock and such other series of preferred stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the creation, authorization or issue of any shares of any class of stock of the corporation ranking prior to the shares of the Class A Preferred Stock upon liquidation or the reclassification of any authorized stock of the corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

3.	Conversion.

a. Each share of Class A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective conversion price (“Conversion Price”) upon the earlier of (the “Conversion Date”) (i) immediately prior to the closing of a firm commitment, underwritten public offering pursuant to an effective registration statement, under the Securities

Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the corporation’s Common Stock at an aggregate offering price of not less than $15,000,000, other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the corporation, or (ii) on March 31, 1998, or (iii) immediately prior to any voluntary or involuntary liquidation, dissolution, or winding up of the corporation. The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and in which the stockholders of the corporation shall own less than fifty (50%) percent of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this Article VI. The number of shares of Common Stock into which each share of the Class A Preferred Stock shall be converted shall be determined by dividing $40.00 by the Conversion Price determined in the manner hereinafter provided at the Conversion Date.

b. (i) The Conversion Price in the case of a firm commitment, underwritten public offering as provided above shall be the price at which such shares of Common Stock are initially offered to the public;

(ii) If the after-tax earnings of the corporation as shown in a statement of profits and losses for the year ended March 31, 1998, audited by the corporation’s certified public accountants, which statement shall fairly present the results of operations for that year and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding years (the “Earnings”) are $12,500,000 or less, the Conversion Price on March 31, 1998 shall be $40.00. If the Earnings exceed $12,500,000, the Conversion Price on March 31, 1998 shall be equal to (A) the Earnings, less (B) $12,500,000.00, divided by (C) 2, plus (D) $3,900,000 divided by (E) the Earnings, divided into (F) 490,000, less (G) 980,000, and divided into (H) 23,520,000;

(iii) Upon the liquidation, dissolution or winding up of the corporation, the Conversion Price shall be $8.16 if the total value of or received by the corporation, as appropriate, in such transaction (the “Liquidation Value”) is $31,520,000 or less. If the Liquidation Value exceeds $31,520,000, the Conversion Price shall be equal to (A) the Liquidation Value, less (B) $31,520,000, divided by (C) 2, plus (D) $4 million, divided by (E) the Liquidation Value, divided into (F) 490,000, less (G) 980,000, and divided into (H) 23,520,000. In the event of any liquidation, dissolution or winding up of the corporation, which will involve the distribution of assets other than cash, the corporation shall promptly engage competent independent appraisers to determine the Liquidation Value (it being understood that with respect to the valuation of securities, the corporation shall engage such appraisers as shall be approved by the holders of a majority of shares of the corporation’s outstanding Class A Preferred Stock). The corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Class A Preferred Stock of the appraiser’s valuation.

c. From and after the applicable Conversion Date, the shares of Class A Preferred Stock will cease to be outstanding and the holders thereof shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the corporation with respect to such shares other than to receive the shares of Common Stock of the corporation to which the shares of Class A Preferred Stock have been converted, upon surrender of their certificates of Class A Preferred Stock with endorsement thereon if required.

d. No fractional shares of Common Stock or script shall be issued upon conversion of shares of Class A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Class A Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation’s Board of Directors.

e. To the extent ascertainable, the corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Class A Preferred Stock from time to time outstanding. The corporation shall from time to time (subject to obtaining necessary director and shareholder action) in accordance with the laws of the State of Tennessee, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the shares of Class A Preferred Stock at the time outstanding.

f. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Class A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

g. All shares of Common Stock which may be issued upon conversion of the shares of the Class A Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

h. In case the outstanding shares of Class A Preferred Stock shall be subdivided into a greater number of shares of Class A Preferred Stock, the Conversion Price shall be proportionally increased, and, conversely, in case outstanding shares of Class A Preferred Stock shall be combined into a smaller number of shares of Class A Preferred Stock, the Conversion Price shall be proportionally reduced, so that, in either event, the holders of the Class A Preferred Stock will receive the number of shares of Common Stock to which they would have been entitled if the subdivision or combination had not taken place.

i. In case the corporation shall (A) declare a dividend on its Common Stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the time of the record date or of the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any share of Class A Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such shares of Class A Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

j. The corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of any securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of its Charter and the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred Stock against impairment.

k. Upon the occurrence of each event of conversion, the corporation at its expense shall promptly compute the Conversion Price in accordance with the terms hereof, cause independent public accountants selected by the corporation to verify such computation, and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such Conversion Price and the number of shares of Common Stock which are to be received upon the conversion of each share of Class A Preferred Stock and showing in detail the facts upon which such computation is based.

4.	Optional Redemption.

a. All but not less than all of the Class A Preferred Stock is redeemable in whole but not in part at any time at the option of the corporation upon the vote of at least 70% of all directors of the corporation at the redemption price (“Redemption Price”) of $40 per share in cash.

b. In case the outstanding shares of Class A Preferred Stock shall be subdivided into a greater number of shares of Class A Preferred Stock, the Redemption Price shall be proportionately reduced, and, conversely, in case outstanding shares of Class A Preferred Stock shall be combined into a smaller number of shares of Class A Preferred Stock, the Redemption Price shall be proportionately increased, so that the holder of any share of Class A Preferred Stock after such subdivision or combination shall be entitled to receive the same total amount on redemption that he would have received had such share of Class A Preferred Stock been redeemed immediately prior to such subdivision or combination.

c. Notice of redemption will be mailed at least fifteen (15) days but not more than sixty (60) days before the redemption date to each holder of record of shares of Class A Preferred Stock at the address shown on the stock books of the corporation (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption).

d. From and after the redemption date, the shares of Class A Preferred Stock will cease to be outstanding and the holders thereof shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the corporation with respect to such shares other than to receive the Redemption Price for the shares of Class A Preferred Stock which had been redeemed, upon surrender of their certificates of Class A Preferred Stock with endorsement thereon if required.

Common Stock

The Common Stock shall have unlimited voting rights. Holders of Common Stock are entitled to one vote for each share at all meetings of shareholders and have no preemptive or other rights to subscribe for additional shares. There are no cumulative voting rights. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the corporation.

Issuance of Capital Stock

The issuance by the corporation of shares of capital stock of the corporation to the initial shareholders of the corporation and their immediate family members shall require the vote of at least 70% of all directors of the corporation.

ARTICLE VII

Except as otherwise provided in this Charter, whenever the vote of shareholders of any class of the capital stock of the corporation at a meeting of such shareholders is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of such shareholders may be dispensed with and such action may be taken with the written consent of shareholders holding shares of the capital stock of the corporation with voting power of not less than the minimum percentage of the vote required by statute, this Charter or the bylaws of the corporation for the proposed corporate action, provided that prompt notice shall be given to all shareholders of the corporation of the taking of such corporate action without a meeting of the shareholders and by less than unanimous consent.

ARTICLE VIII

The name and mailing address of the incorporator is:

Norman R. Miller

Boult, Cummings, Conners & Berry

414 Union Street, Suite 1600

Nashville, Tennessee 37219

ARTICLE IX

The corporation may indemnify and advance expenses to persons who are or were directors or officers of the corporation in accordance with the Act.

ARTICLE X

No person who is or was a director of this corporation, nor his heirs, executors or administrators, shall be personally liable to this corporation or its shareholders, and no such person may be sued by the corporation or its shareholders, for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under Section 48-18-304 of the Act.

Any repeal or modification of the provisions of this Article X, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.

ARTICLE XI

In addition to the requisite vote of shareholders of the corporation, the vote of 70% of all directors of the corporation is required to amend, alter or repeal Article VI of this Charter.

Dated: March 29, 1994.

/s/ Norman R. Miller
Norman R. Miller, Incorporator